Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands

February 21, 2025

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

Re: Genco Shipping & Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We have acted as special RMI counsel to the Company, a RMI corporation and in such capacity we have assisted in the preparation and filing by the Company of a Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-280794) (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in respect to the contemplated issuance by the Company from time to time of up to US$750,000,000.00, aggregate public offering price of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture (the “Indenture"), as amended or supplemented from time to time, between the Company and the trustee named in the Indenture, (ii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), (iii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), (iv) rights to purchase securities of the Company (“Rights”), (v) warrants to purchase securities of the Company (the “Warrants”), (vii) shares of Preferred Stock represented by depositary shares (the “Depositary Shares”) and evidenced by depositary receipts, each of which will represent a fractional share or multiple shares of Preferred Stock, (vii) purchase contracts for the purchase and sale of securities (the “Purchase Contracts”), and (viii) units issued by the Company comprised of any of the foregoing (the “Units” and, together with the Debt Securities, the Rights, the Warrants, the Preferred Stock underlying the Depositary Shares and the Purchase Contracts, the “Securities”), for the purpose of rendering an opinion that relates to the application and interpretation of RMI law.

In rendering this opinion, we have reviewed copies of the following documents:

I.      the Registration Statement;

II.     the form of Indenture, which is governed by the laws of the State of New York; and

III.    the organizational and governing documents of the Company.

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings (as to factual matters) that we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge. The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon by us in connection therewith. We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof. This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws and when issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion, exercise, or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable.

2. Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the RMI of a statement setting forth a copy of the resolution of the Board of Directors of the Company establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws, and upon the approval of the Board of Directors of the Company of the specific terms of issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion, exercise or exchange in accordance with the terms of any Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

3. The Company has the authority, pursuant to its Amended and Restated Articles of Incorporation and By-laws, to issue the Securities, provided that the Common Stock or Preferred Stock into which such Securities are convertible, for which such Securities may be exercised, or which otherwise reference such Securities does not exceed the authorized number of shares of Common Stock or Preferred Stock as set forth in the Company’s Amended and Restated Articles of Incorporation and By-laws. When the terms relating to any of the Securities have been duly adopted and established in accordance with applicable law and the Articles of Incorporation, such Securities will be duly authorized by the Company.

We hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act. Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.